EXHIBIT 10.31

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

Up to $250,000.80	September __, 2018
San Diego, California

FOR VALUE RECEIVED, Envision Solar International, Inc., a Nevada corporation (the “Maker”) hereby promises to pay to the order of Desmond Wheatley, an individual (the “Payee”), at __________________ San Diego, California _____, the principal sum equal to the amount outstanding indicated on Schedule A of this note (the “Note”) reflecting deferred salary due to the Payee pursuant to that certain Employment Agreement by and between the Maker and the Payee, dated January 1, 2016 (the “Employment Agreement”), not to exceed Two Hundred Fifty Thousand Dollars and Eighty Cents ($250,000.80), bearing simple interest on outstanding principal at the rate of ten percent (10%) per annum, payable principal and accrued but unpaid interest in full on December 31, 2020 (the “Maturity Date”), unless accelerated to a date described in Section 8.1(a), 8.1(b), 8.1(c), or 8.1(d) of the Employment Agreement, or unless sooner converted by Payee in accordance with Sections 2 and 3 of this Note and consistent with the Employment Agreement. This Amended and Restated Convertible Promissory Note amends and restates and is being issued in substitution for that certain Convertible Promissory Note, dated January 15, 2016, in the original principal amount of up to $250,000.80.

1.                  Principal Under This Note. The principal amount outstanding on this Note from time to time is described in the Employment Agreement, which outstanding principal amount will be updated by the Maker on the fifteenth and last day of each month in accordance with the Employment Agreement.

2.                  Conversion. Provided and to the extent that the deferred salary represented by the outstanding balance of the Note is authorized for payment by resolution of the Maker’s Board of Directors in their sole and absolute discretion, or is permitted by Section 409A of the Internal Revenue Code of 1986, as amended, or is due and payable by the Maker to the Payee on the Maturity Date, or otherwise in accordance with Section 8.1 of the Employment Agreement, Payee has the right, exercisable in his sole discretion, to accept the payment in whole or in part in cash, or by conversion of all or any portion of the outstanding balance of this Note into shares of the Maker’s common stock at a conversion rate equal to fifteen cents ($0.15) per share, subject to appropriate adjustment as set forth in Section 8.1 of the Employment Agreement.

3.                  Right of Prepayment. Maker has the right, without Payee’s participation or consent, to prepay all or any portion of this Note at any time during its term without penalty. Payee will have five (5) business days from receipt of notice of prepayment by the Maker in which to convert the Note into Maker’s common stock before the Note is deemed to be repaid and no longer convertible.

4.                  Default. Any of the following shall constitute a default by Maker hereunder:

(a)       The failure of Maker to make any payment of principal or interest required hereunder within ten (10) days of the due date for such payment; or

1

(b)       The failure of Maker to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of ten (10) days after written notice of the default by Payee to the Maker.

Upon the occurrence of a default hereunder, Payee may, at its option, declare immediately due and payable the entire unpaid outstanding balance of principal and interest of this Note owing at the time of such declaration pursuant to this Note.

5.                  Costs of Collection. Payee shall be entitled to collect reasonable attorney's fees and costs from Maker, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

6.                  Payment. This Note shall be payable at the option of the Payee in lawful money of the United States or cancellation of debt owed by Payee to Maker for inventory purchases made by Payee.

7.                  Place of Payment. All payments on this Note are to be made or given to Payee at the address first above written or to such other place as Maker and Payee may from time to time agree by written agreement.

8.                  Nonrecourse. In the event that the Maker defaults on this Note, Payee shall look solely to the Maker and its assets for repayment and none of the shareholders, officers, directors or affiliates of the Maker shall have any personal liability for payment under this Note.

9.                  Waiver. Maker, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

10.              Severability. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

11.              No Partner. Payee shall not become or be deemed to be a partner or joint venturer with Maker by reason of any provision of this Note. Nothing herein shall constitute Maker and Payee as partners or joint venturers or require Payee to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Maker.

12.              No Waiver. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

13.              Governing Law. This Note shall be governed by and construed solely in accordance with the laws of the State of California, and venue for any legal proceeding relating to this Note shall be in the appropriate forum in the County of San Diego, State of California.

2

14.              Entire Agreement. This Note contains the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

MAKER:	Envision Solar International, Inc.

By: /s/ Anthony Posawatz

Anthony Posawatz

By: /s/ Peter Davidson

Peter Davidson

By: /s/ Robert C. Schweitzer

Robert C. Schweitzer

ACKNOWLEDGED AND AGREED:

PAYEE:

/s/ Desmond Wheatley

Desmond Wheatley

3